                                                                  [EXHIBIT 4(a)]

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                       HOME OFFICE: Little Rock, Arkansas
                        SERVICE CENTER: [P. O. Box 44222]
                       [Jacksonville, Florida 32231-4222]

MERRILL LYNCH LIFE INSURANCE COMPANY (the "Company") will make annuity payments as described in this Contract.

This is a legal Contract between the Contract Owner ("You") and the Company ("Us"). PLEASE READ THIS CONTRACT CAREFULLY.

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

RIGHT TO REVIEW CONTRACT: [You may cancel this Contract within [ten (10)] days after You receive it. Return or mail it to Us at Our Service Center or to Your Financial Advisor. We will refund the Premium You paid.]

     Merrill Lynch Life Insurance Company is a stock life insurance company.

/s/ Nikos K. Kardassis                                         /s/ Lori M. Salvo
----------------------                                         -----------------
President                                                      Secretary

                  Individual Deferred Variable Annuity Contract
                      Flexible Premiums - Nonparticipating

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
Definitions .............................................................     3
Contract Schedule........................................................     5
   1.   General Provisions ..............................................     6
   2.   Premiums ........................................................     9
   3.   The Separate Account ............................................     9
   4.   Charges, Deductions and Credits .................................    10
   5.   Transfers .......................................................    11
   6.   Withdrawals .....................................................    12
   7.   Death Benefit Provisions ........................................    12
   8.   Annuity Provisions ..............................................    14
   9.   Annuity Options .................................................    15

                                   DEFINITIONS

1. ACCOUNT VALUE: The sum of the values of Your interests in the subaccounts of the Separate Account as of the end of a Valuation Period.

2. ACCUMULATION PERIOD: The period of time from the Contract Date to the Annuity Date.

3. ACCUMULATION UNIT: A unit of measure used to determine the value of Your interest in a subaccount during the Accumulation Period.

4. ACCUMULATION UNIT VALUE: The value of an Accumulation Unit during a Valuation Period. Accumulation Unit Values are usually determined as of the close of regular trading on each day the New York Stock Exchange is open for business.

5. ANNUITANT: Any natural person(s) on whose life annuity payments are based. During the Accumulation Period, all references to the Annuitant shall include any Joint Annuitant.

6. ANNUITY DATE: The date on which You choose to begin receiving annuity payments.

7. ANNUITY OPTIONS: Options under whose terms annuity payments will be made during the Annuity Period.

8. ANNUITY PERIOD: The period beginning on the Annuity Date during which annuity payments are made under an Annuity Option.

9. ANNUITY VALUE: The amount which will be applied to an Annuity Option on the Annuity Date. It is the Contract Value on the Annuity Date reduced by any charges for premium taxes and any other charges deducted on the Annuity Date.

10. BENEFICIARY: The person(s) or entity(ies) designated by You to receive payment of the Death Benefit provided under this Contract.

11. COMPANY: Merrill Lynch Life Insurance Company. Also referred to as "We", "Us" or "Our".

12.   CONTRACT ANNIVERSARY: An anniversary of the Contract Date.

13. CONTRACT DATE: The effective date of this Contract as shown on the Contract Schedule. This is usually the business day We receive Your Initial Premium at Our Service Center.

14. CONTRACT VALUE: The total value of Your interest in this Contract as of the end of a Valuation Period. It is equal to the Account Value plus the value of Your interest in any other accounts that may be included by Rider or by Endorsement.

15. CONTRACT YEAR: A one year period starting on the Contract Date and on each Contract Anniversary thereafter.

16. DEATH BENEFIT: During the Accumulation Period, the amount payable upon the death of the Owner (the first Owner to die if this Contract has Co-Owners), or, if the Owner is a non-natural person, upon the death of the Annuitant (the first Annuitant to die if this Contract has Joint Annuitants). During the Annuity Period, the amount payable upon the death of the Annuitant, or the last surviving Joint Annuitant.

17. DUE PROOF OF DEATH: A certified death certificate or other legal proof of death acceptable to Us, a completed beneficiary claim form, and any additional paperwork necessary to process a death claim.

18. ELIGIBLE SPOUSAL BENEFICIARY: A Beneficiary who is the spouse of a deceased Owner and who satisfies the requirements described on the Contract Schedule.

19. FUND: An investment portfolio of an open-end management investment company or unit investment trust in which a subaccount may invest.

20. INVESTMENT CATEGORY: A classification of subaccounts as determined by Us. The Investment Categories as of the Contract Date are shown on the Contract Schedule.

21. MATURITY AGE: The age of the Annuitant used in the determination of the Maturity Date. The Maturity Age is shown on the Contract Schedule.

22. MATURITY DATE: The latest possible Annuity Date as shown on the Contract Schedule.

23. MONTHAVERSARY: The Contract Date and the same calendar day of each successive month during the Accumulation Period.

24. NET ASSET VALUE: The value of one share of a Fund at the end of a Valuation Period.

25. NET INVESTMENT FACTOR: An index used to measure the investment performance of a subaccount from one Valuation Period to the next Valuation Period.

26. NET PREMIUM(S): The Premium(s) You pay into this Contract less any Premium Load. The Premium Load, if any, and the Initial Net Premium are shown on the Contract Schedule.

27. OWNER: The person(s) or entity(ies) entitled to exercise all ownership rights under this Contract. The Owner is deemed a non-natural person if this Contract is owned by a Corporation, a Trust, or similar situations where the Owner is not a person(s). All references to the Owner shall include any Co-Owner. Unless otherwise specified, age refers to the oldest Co-Owner's age. In this Contract, "You" and "Your" refer to the Owner.

28. PREMIUMS: The money You pay into this Contract as consideration for the benefits it provides.

29. QUARTERVERSARY: The same calendar day of each successive three month period during the Accumulation Period, beginning with the Contract Date.

30. SEPARATE ACCOUNT: This Contract is funded by a Separate Account of the Company, which is a segregated asset account and is not a part of Our general account. The Separate Account has multiple subaccounts, each of which invests in shares or units of a Fund.

31. SPOUSAL CONTINUATION DATE: The date that an Eligible Spousal Beneficiary provides all of the information necessary to continue the Contract in his or her own name or the date the Spousal Beneficiary Continuation Option is automatically applied.

32. SURRENDER VALUE: The amount available upon full withdrawal. It is equal to the Contract Value reduced by any charges, including any Surrender Charge, and increased by any credits which apply upon full withdrawal.

33. VALUATION PERIOD: The interval from one determination of the Accumulation Unit Value for a subaccount to the next such determination.

                              1. GENERAL PROVISIONS

1.1 OWNER: Unless another Owner is named by the purchaser of this Contract, the purchaser is the Owner. Upon written request You may designate a new Owner, subject to Our requirements and limitations in effect on the date the request is signed. A change in Owner terminates all prior Beneficiary designations, except that any irrevocable Beneficiary must consent to such change of beneficiary. If the Owner is changed, the age of the new Owner as of the Contract Date must not have been greater than the Maximum Owner Age shown on the Contract Schedule. We will not be responsible for the tax consequences of any change of Owner.

      A Contract may be owned by Co-Owners, limited to two natural persons. Ownership rights must be exercised jointly by Co-Owners unless otherwise allowed by us. Upon the death of either Co-Owner, the surviving Co-Owner will be deemed to be the Primary Beneficiary unless You specify otherwise. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated on the Contract Schedule or in a notice to Us.

1.2 BENEFICIARY: The Beneficiary is shown on the Contract Schedule. You may change the Beneficiary while You or the surviving Co-Owner are alive.

      You may name the Beneficiary irrevocably. If You do so, You can later change the Beneficiary only with the Beneficiary's written consent.

      Unless You have provided otherwise, the Death Benefit will be paid to, or in equal shares to:

      (a) the Primary Beneficiary who survives You (or who survives the Annuitant if the Owner is a non-natural person); or, if no Primary Beneficiary survives You,

      (b) the Contingent Beneficiary who survives You (or who survives the Annuitant if the Owner is a non-natural person); or, if no Contingent Beneficiary survives You,

      (c)   Your estate.

      If a Beneficiary survives You but dies before the Death Benefit is paid, the estate of such Beneficiary is entitled to the Death Benefit that would otherwise have been paid to such Beneficiary.

1.3 ANNUITANT: The Annuitant is shown on the Contract Schedule. Prior to the Annuity Date, except when the Owner is a non-natural person, the Owner may make a written request to change the Annuitant, subject to Our requirements and limitations in effect on the date the request is signed. If the Annuitant is changed, the age of the new Annuitant as of the Contract Date must not have been greater than the Maximum Annuitant Age shown on the Contract Schedule.

1.4 NOTICES, CHOICES AND REQUESTS: To be effective, all notices, choices and requests You make under this Contract must be in writing and signed, and be received at Our Service Center, unless We have authorized You to use another method. Such communication must be provided by You or Your representative, if authorized by You in writing. If acceptable to Us, notices, choices and requests relating to Beneficiaries, Owners, Annuitants, and the Annuity Date will take effect as of the date signed, unless We have already acted in reliance on the prior status. We are not responsible for their validity.

1.5 EVIDENCE OF SURVIVAL: We may require proof that any person on whose continued life any payments under this Contract are based is alive. We reserve the right to withhold or discontinue payments until We receive proof, in a form satisfactory to Us, that such person is living.

1.6 MISSTATEMENT OF AGE OR SEX: We may require proof at any time, in a form satisfactory to Us, of the age or sex of any Annuitant, Owner or Beneficiary if any payments and benefits under this Contract are based on such person's age and sex. If the age or sex of any such person has been misstated, any payments and benefits will be adjusted based on the correct age and sex of such person.

      Once annuity payments have begun, any amount We have overpaid as a result of such misstatement will be deducted from the next payment(s) made by Us under this Contract. Any amount We have underpaid will be paid in full with the next payment made by Us. We will pay interest on the underpayment at the rate required by the law of the state in which this Contract is delivered.

1.7 THE CONTRACT: This Contract, and any Endorsements or Riders are the entire Contract. It is issued in consideration of the payment of the Initial Premium shown on the Contract Schedule.

      Only Our President, a Vice President, Secretary, or Assistant Secretary may change this Contract. Any change must be in writing. No one else has authority to modify or waive any provision of this Contract.

      At any time, We may make such changes to this Contract, without Your consent, as required to conform it with any law, regulation, or ruling issued by a governmental agency. We will notify You of such changes, and, when required, will obtain approval from the appropriate regulatory authority and You.

1.8 NONPARTICIPATING: This Contract is nonparticipating. It does not share in Our surplus. No dividends are payable on this Contract.

1.9   INCONTESTABILITY: We will not contest this Contract.

1.10 CONTRACT PAYMENTS: All sums payable to or by Us are payable at Our Service Center. We may require return of this Contract prior to making payment. Payment generally will be made within seven (7) days of Our receipt of a request acceptable to Us at Our Service Center. Our payment obligations are subject to all payments made and actions taken by Us prior to Our receipt of a payment request.

1.11 REGULATORY REQUIREMENTS: All values available under this Contract will not be less than the minimum benefits required by the laws of the state in which this Contract is delivered.

1.12 ASSIGNMENT: This Contract may not be sold or assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation.

1.13 PROTECTION OF PROCEEDS: To the extent permitted by law, all payments under this Contract shall be free from legal process or the claim of any creditor. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless We receive the Owner's written consent.

1.14 TAX QUALIFICATION: This Contract is intended to qualify as an annuity contract for federal income tax purposes. To that end, the provisions of this Contract are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary. Distributions under this Contract shall be made in a time and manner necessary to maintain such qualification under the applicable provisions of the Internal Revenue Code. Both We and You agree to amend this Contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform this Contract to any applicable changes in the tax qualification requirements.

1.15 SUSPENSION OR DEFERRAL OF PAYMENTS OR TRANSFERS: We may suspend or postpone payments of any amount due under this Contract where permitted under applicable federal or state laws, rules or regulations.

      We may suspend or defer payments or transfers from the Separate Account under this Contract in the event that:

      (a) the New York Stock Exchange is closed for business, other than normal weekend and holiday closings;

      (b)   trading on the New York Stock Exchange is restricted;

      (c) an emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets;

      (d) the Securities and Exchange Commission by order so permits for Your protection;

      (e) the payment is derived from a check used to pay a Premium which has not cleared through the banking system; or

      (f)   the transfer is subject to limitations as described in Section 5.2.

      Conditions (b), (c) and (d) will be decided by or in accordance with rules of the Securities and Exchange Commission.

1.16 CONTRACT TERMINATION: This Contract will terminate upon the occurrence of any of the events listed under Contract Termination on the Contract Schedule.

1.17 INACTIVE CONTRACT: If, at any time prior to the Annuity Date, all of the conditions listed under Inactive Contract on the Contract Schedule are met, We will terminate this Contract. If the Contract is terminated under this provision, We will pay You the Surrender Value in a lump sum.

1.18 PERIODIC REPORTS: At least once a year during the Accumulation Period We will furnish You with a report for Your Contract. It will show the current number of Accumulation Units, the Accumulation Unit Values, the Account Value, the Contract Value and any other information as may be required. The effective date of this report will not be more than 2 months before the date We send it to You.

                                   2. PREMIUMS

2.1 PREMIUMS: This Contract is issued in consideration of Your payment of the Initial Premium. Additional Premiums may be paid during the Accumulation Period, subject to the Premium Requirements and Limitations described on the Contract Schedule.

2.2 PREMIUM LOAD: A Premium Load may be deducted from the Initial Premium and any additional Premiums. The amount of this charge, how it is determined, and when and how it is collected are described on the Contract Schedule.

2.3 PREMIUM ALLOCATION: Your Initial Net Premium and any additional Net Premiums will be allocated to the subaccounts You select, as described on the Contract Schedule.

                             3. THE SEPARATE ACCOUNT

3.1 THE SEPARATE ACCOUNT: The Separate Account is identified on the Contract Schedule. It is a separate investment account of Merrill Lynch Life Insurance Company. With respect to the Separate Account, income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to Our other income, gains, or losses. Assets allocated to the Separate Account remain Our property but are separate from Our general account and any other separate accounts We may have. Separate Account assets, to the extent equal to the Separate Account's reserves and other liabilities, may not be charged with liabilities from any other business We conduct. We reserve the right to transfer any amount in excess of the Separate Account's reserves and liabilities to our general account.

3.2 SUBACCOUNTS: The Separate Account is divided into subaccounts. The subaccounts available on the Contract Date are shown on the Contract Schedule. The allocation of Your Initial Net Premium and any additional Net Premiums to the subaccounts is subject to the Allocation Guidelines and Restrictions described on the Contract Schedule.

3.3 CHANGES TO THE SEPARATE ACCOUNT: We may add subaccounts. We reserve the right, subject to obtaining any necessary regulatory approvals, to close or eliminate subaccounts; to substitute shares of a new portfolio for shares of the portfolio in which a subaccount invests; to deregister the Separate Account under the Investment Company Act of 1940 (the "1940 Act"); to make any changes required by the 1940 Act; to operate the Separate Account as a unit investment trust or a management investment company under the 1940 Act, or any other form permitted by law; to transfer all or a portion of the assets of a subaccount or Separate Account to another subaccount or Separate Account pursuant to a combination or otherwise; and to create new Separate Accounts. We may add, close, or substitute subaccounts with respect to existing Account Value or future Premiums, or both, for some or all classes of Contracts, at any time, in Our sole discretion.

3.4 NUMBER OF ACCUMULATION UNITS: During the Accumulation Period, Accumulation Units are added to, or subtracted from each subaccount, as a result of Premium payments, transfers, withdrawals, charges and credits (except for charges and credits used in determining the Net Investment Factor) during a Valuation Period. The number of Accumulation Units is determined by dividing the amount added to, or the amount subtracted from, the subaccount, by the Accumulation Unit Value for that subaccount for that Valuation Period.

3.5 ACCUMULATION UNIT VALUE: For each subaccount, the Accumulation Unit Value was set by Us when the subaccount was established. The value may increase or decrease from one Valuation Period to the next. For any Valuation Period the Accumulation Unit Value is determined by multiplying A by B where:

            A is the Accumulation Unit Value for the prior Valuation Period; and

            B is the Net Investment Factor for that subaccount for the current
                  Valuation Period.

      To the extent permitted by law, We may change when the Accumulation Unit Value is calculated by giving You 30 days prior notice; or We may defer calculation of the Accumulation Unit Value, if an emergency exists making valuation of assets in the subaccount not reasonably practical, or if the Securities and Exchange Commission permits such deferral.

3.6 NET INVESTMENT FACTOR: The Net Investment Factor for each subaccount is determined by dividing A by B and multiplying the result by (1-C) where:

      A is (i) the Net Asset Value per share (or for a unit investment trust, the Net Asset Value per unit of the trust) of the Fund in which the subaccount invests at the end of the current Valuation Period; plus

            (ii) any dividend or capital gain per share or unit declared on behalf of the Fund in which the subaccount invests that has an ex-dividend date during the current Valuation Period; minus

            (iii) the cumulative charge or credit for any taxes or tax reserve We have established as a result of the operation or maintenance of the subaccount;

      B is the Net Asset Value per share or unit of the Fund in which the subaccount invests for the preceding Valuation Period; and

      C is (i) the Valuation Period equivalent of the current annual Asset-Based
            Insurance Charge shown on the Contract Schedule; plus

            (ii) a charge factor, if any, We have established as a result of the operation or maintenance of the subaccount.

                       4. CHARGES, DEDUCTIONS AND CREDITS

4.1 ASSET-BASED INSURANCE CHARGE: The Asset-Based Insurance Charge compensates Us for Our expenses in the establishment and administration of the Separate Account, for issue and administration of this Contract, and for the risks We assume in providing the benefits under this Contract. The current and maximum Asset-Based Insurance Charge, how the charge is determined, and when and how it is collected are described on the Contract Schedule. The current Asset-Based Insurance Charge may be changed, but it will never exceed the maximum charge shown on the Contract Schedule.

4.2 CONTRACT FEE: A Contract Fee may be deducted from the Contract Value to compensate Us for expenses related to the maintenance of this Contract. The current and maximum Contract Fee, how the fee is determined, and when and how it is collected are described on the Contract Schedule. The current Contract Fee may be changed, but it will never exceed the maximum fee shown on the Contract Schedule.

4.3 OTHER CONTRACT CHARGES: Other charges may be deducted from Your Contract Value. The purpose of each such charge, the current and maximum amount of the charge, how it is determined, and when and how it is collected are described on the Contract Schedule. The current amount of a charge may be changed, but it will never exceed the maximum charge shown on the Contract Schedule.

4.4 CONTRACT CREDITS: Credits may be added to Your Contract Value. The purpose of each such credit, the amount of the credit, how the credit is determined, and when and how it is paid are described on the Contract Schedule.

4.5 CHANGES IN CONTRACT CHARGES: Changes to any Contract charge will be applied by Contract class, and will be based upon changes in applicable experience factors such as investment income and returns, mortality, persistency, expenses and taxes. Any change will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this Contract is delivered.

4.6 PREMIUM TAXES: Any charges made by Us attributable to premium taxes imposed by a state or other governmental authority will be deducted in a manner determined solely by Us, in compliance with applicable state law. We currently deduct such charges as described on the Contract Schedule.

4.7 OTHER TAXES AND ASSESSMENTS: We reserve the right to deduct a charge for assessments or federal, state, or local excise, profits, or income taxes. We also reserve the right to deduct from the Separate Account any taxes imposed on the Separate Account.

                                  5. TRANSFERS

5.1 TRANSFERS AMONG SUBACCOUNTS: You may transfer all or part of Your Account Value among the subaccounts, subject to the Requirements and Limitations described on the Contract Schedule, and subject to Section 5.2 below. A transfer will be processed as of the end of the Valuation Period during which We receive all the information necessary to process the transfer at Our Service Center.

      A Transfer Fee may apply to certain transfers. The current and maximum Transfer Fee, how the fee is determined, and when and how it is collected are described on the Contract Schedule. The current Transfer Fee may be changed, but it will never exceed the maximum fee shown on the Contract Schedule.

      We reserve the right not to process a transfer request when the sale or purchase of shares or units is not reasonably practical due to actions taken or limitations imposed by Us or by a Fund. We also reserve the right to deduct any Redemption Fee related to short term, frequent or disruptive trading, as determined by Us, by any Fund, or under any regulatory requirements.

5.2 DISRUPTIVE TRANSFERS: If, in Our sole opinion, We determine that there has been a pattern of disruptive transfers including short term "market timing" transfers for a Contract, We reserve the right to impose limitations on the processing of transfer requests with respect to such Contract. Such limitations could be applied to transfers to, or from, one or more of the subaccounts and could include, but are not limited to:

      (a)   the requirement of a minimum time period between each transfer;

      (b) not accepting a transfer request from a third party acting under authorization on behalf of more than one Owner;

      (c) limiting the dollar amount that may be transferred between the subaccounts at any one time;

      (d) requiring that a written transfer request be provided to Us signed by the Owner; and

      (e)   imposing a Redemption Fee on certain transfers.

                                 6. WITHDRAWALS

6.1 WITHDRAWALS: During the Accumulation Period, You may request partial withdrawals or a full withdrawal of the Surrender Value, subject to the Requirements and Limitations described on the Contract Schedule. A withdrawal will be processed as of the end of the Valuation Period during which We receive all the information necessary to process the withdrawal at Our Service Center.

      Partial withdrawals will be deducted from the subaccounts as described on the Contract Schedule. For a full withdrawal, upon receipt of this Contract and all other information necessary to process the withdrawal at Our Service Center, We will determine and pay You the Surrender Value and this Contract will terminate.

6.2 SURRENDER CHARGE: A Surrender Charge may be deducted in connection with partial or full withdrawals of the Surrender Value or on the Annuity Date. The amount of the Surrender Charge, how the charge is determined, and when and how it is collected are described on the Contract Schedule.

6.3 FREE WITHDRAWAL AMOUNT: The Free Withdrawal Amount is an amount that can be withdrawn from the Contract without the deduction of a Surrender Charge. The Free Withdrawal Amount available under this Contract, if any, and how such amount is determined, are described on the Contract Schedule.

                           7. DEATH BENEFIT PROVISIONS

                    7.1 DEATH DURING THE ACCUMULATION PERIOD

7.1.1 DEATH OF OWNER: If the Owner dies (the first Owner to die if this Contract has Co-Owners) during the Accumulation Period, upon receipt of Due Proof of Death of such Owner, We will pay the Death Benefit to the Beneficiary as provided in Section 7.1.3. An Eligible Spousal Beneficiary may continue this Contract as provided in Section 7.1.4. If the Contract is owned by a non-natural person, the Death Benefit will be paid to the Beneficiary upon receipt of Due Proof of Death of the Annuitant (the first Annuitant to die if this Contract has Joint Annuitants).

7.1.2 DEATH BENEFIT AMOUNT: The Death Benefit during the Accumulation Period is equal to the Contract Value as of the date We receive Due Proof of Death of the Owner at Our Service Center.

7.1.3 DEATH BENEFIT PAYMENT OPTIONS: Except as provided in Section 7.1.4, if an Owner dies during the Accumulation Period, the Beneficiary must receive his/her respective Death Benefit under one of the following payment options:

      OPTION 1 - payment of the Death Benefit in a lump sum within five years of the date of such Owner's death; or

      OPTION 2 - payment of the entire Death Benefit within five years of the date of such Owner's death; or

      OPTION 3 - payment of the Death Benefit under an Annuity Option over the lifetime of such Beneficiary, or over a period that does not exceed the life expectancy, as defined by Internal Revenue Service regulations, of such Beneficiary, with payments starting within one year of the date of death of such Owner. This option is not available if the Beneficiary is a non-natural person.

      If We do not receive Due Proof of Death by the end of the Death Benefit Payment Election Period shown on the Contract Schedule, We will automatically apply the Default Death Benefit Payment Option shown on the Contract Schedule.

7.1.4 SPOUSAL BENEFICIARY CONTINUATION OPTION: If an Owner dies during the Accumulation Period and the Beneficiary is an Eligible Spousal Beneficiary, such Beneficiary may choose to continue this Contract in his or her own name and exercise all the rights of the Owner under this Contract.

7.1.5 DEATH OF ANNUITANT: If an Owner of this Contract is a non-natural person, the death of an Annuitant during the Accumulation Period will be treated as the death of an Owner.

      If an Owner is a natural person, and if an Annuitant who is not an Owner dies during the Accumulation Period, the Owner may name a new Annuitant subject to Our requirements and limitations in effect on the date the request is signed. If no Annuitant is living on the Annuity Date, the Owner (or the oldest Co-Owner) will become the Annuitant.

                       7.2 DEATH DURING THE ANNUITY PERIOD

7.2.1 DEATH OF OWNER: If an Owner who is not an Annuitant dies during the Annuity Period, any remaining payments under the Annuity Option in effect will continue to be made at least as rapidly as under the distribution method in effect as of such Owner's death. Upon such death, if there is no surviving Co-Owner, the Beneficiary will become the Owner.

7.2.2 DEATH OF ANNUITANT: If the Annuitant under a Life Annuity Option, or the last surviving Joint Annuitant under a Joint and Survivor Life Annuity Option, dies while any guaranteed amounts remain unpaid, the Owner, or the Beneficiary if there is no surviving Owner, may choose either:

            (a) to receive payments for the remainder of the period guaranteed; or

            (b) to receive the present value of the remaining guaranteed payments in a lump sum.

      The interest rate used to calculate any present value is described on the Contract Schedule.

                              8. ANNUITY PROVISIONS

8.1 ANNUITY DATE: If You selected an Annuity Date at the time of application for this Contract, it is shown on the Contract Schedule. Otherwise, the Annuity Date shown on the Contract Schedule is the Maturity Date. Prior to the Maturity Date, You may change the Annuity Date subject to Our requirements and limitations described on the Contract Schedule.

8.2 ANNUITY OPTION: If You do not select an Annuity Option, annuity payments will be made under the Default Annuity Option described on the Contract Schedule. You may change the Annuity Option at any time prior to the Annuity Date. An option not described in Section 9 in this Contract may be chosen if acceptable to Us.

8.3 AMOUNT OF ANNUITY PAYMENTS: The annuity payment amount is based on the age (and sex, where permissible) of the Annuitant(s), the Annuity Option and payment frequency selected, the Annuity Value, and the payout rates, as of the Annuity Date.

      The Annuity Value will be transferred to Our general account and applied to the Annuity Option, at the then current payout rates, which will be furnished on request. The payout rates will not be less than the Guaranteed Payout Rates based on the Annuitant's Adjusted Age, the Guaranteed Mortality Table, if applicable, and the Guaranteed Interest Rate as described on the Contract Schedule.

      You may apply a portion of the Annuity Value to an Annuity Option, subject to Our requirements in effect on the date of the request. Such a request will be considered a partial withdrawal subject to the requirements in
      Section 6.

8.4 ANNUITY PAYMENTS: You may choose to receive payments at any payment interval which We make available, but not less frequently than once per year. If the amount of any annuity payment would be less than the Minimum Annuity Payment shown on the Contract Schedule, We will change the frequency so payments are at least equal to such amount. If the Annuity Value on the Annuity Date is less than the Minimum Annuity Value shown on the Contract Schedule, or if after the change in frequency the annuity payment is less than the Minimum Annuity Payment, We will pay the Annuity Value in a lump sum.

                               9. ANNUITY OPTIONS

9.1 OPTION 1 - LIFE ANNUITY: Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

9.2 OPTION 2 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS: Payments will be made for a 10 year guaranteed period and as long thereafter as the Annuitant is alive.

9.3 OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY: Payments will be made while either of the Joint Annuitants is alive. The amount of such payments will not change by reason of the death of the first of the Joint Annuitants to die.

9.4   OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10
      YEARS: Payments will be made for a 10 year guaranteed period and as long thereafter as either Joint Annuitant is alive. The amount of such payments will not change by reason of the death of the first of the Joint Annuitants to die.